Exhibit 99.1

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               7-ELEVEN, INC. REPORTS 2003 SECOND QUARTER RESULTS;
          TOTAL MERCHANDISE SALES INCREASE 5.2 PERCENT TO $2.0 BILLION

Second quarter highlights:

o Achieved growth in total revenue of $204.7 million, or 7.8 percent, to $2.8 billion

o Increased total merchandise sales by $97.3 million, or 5.2 percent, to $2.0 billion

o     Increased quarterly U.S. same-store merchandise sales by 2.3 percent

o Grew total gasoline gallons by 6.9 percent to 532 million; increased total gasoline revenue by 15.4 percent to $831.9 million

o Improved gasoline gross profit by $16.7 million with a 17.4 cent per-gallon margin

o Completed installation of Vcom(TM) kiosks with approximately 1,000 units now in 14 states and the District of Columbia

o     Surpassed 25,000 7-Eleven stores worldwide

      DALLAS, July 31, 2003--7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, today reported second quarter net earnings for 2003 of $39.3 million, or $0.33 per diluted share, compared to net earnings in the second quarter of 2002 of $33.4 million, or $0.29 per diluted share. Core earnings, which exclude non-operating items, were $38.0 million, or $0.32 per diluted share, for the quarter ended June 30, 2003. This compares to core earnings of $42.5 million, or $0.36 per diluted share, in the second quarter of 2002. The company achieved higher merchandise and gasoline gross profit for the quarter, which were offset by a previously disclosed after-tax decline of $6.2 million in the Seven-Eleven Japan licensing royalties and higher operating, selling, general and administrative expenses (OSG&A).

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--------------------------------------------------------------------------------

                          EARNINGS SUMMARY (Unaudited)
                                  (in millions)

                                                                   Three Months
                                                                      Ended
                                                                     June 30,
                                                                 ---------------
                                                                  2002    2003
                                                                 -----    -----
Net Earnings                                                     $33.4    $39.3
Adjustments (Net of Tax):
Non-Operating Charges:
 o  Discontinued Operations of Underperforming Stores-             0.7      0.9
    SFAS No. 144, Impairment/Disposal of
    Long-Lived Assets
 o  Loss (Gain) from Currency Conversion                           8.4     (2.2)
                                                                 -----    -----
Core Earnings                                                    $42.5    $38.0

--------------------------------------------------------------------------------

Review of Core Earnings:

      Total revenues for the second quarter grew 7.8 percent, to $2.8 billion. Total merchandise sales for the second quarter rose 5.2 percent to $2.0 billion. The company achieved a 2.3 percent increase in U.S. same-store merchandise sales for the quarter, on top of a 2.6 percent increase for the second quarter of 2002. Categories contributing to the merchandise sales increase included prepaid cards, fresh food, beverages, and cigarettes.

      For the second quarter, merchandise gross profit grew 3.9 percent to $679.9 million. Merchandise gross profit margin declined by 43 basis points to
34.76 percent, compared to the prior-year quarter. Changes in product mix positively impacted merchandise sales and gross profit dollars, but resulted in a lower merchandise margin during the quarter. In addition, unseasonably cold weather in several parts of the country also affected sales of higher margin items like Slurpee(R) and fountain drinks. The impact on merchandise margin was partially offset by a continuation of the favorable trend from managing cost of goods and shortage.

      "7-Eleven achieved two key milestones during the second quarter of 2003," said Jim Keyes, 7-Eleven's president and chief executive officer. "We celebrated the worldwide growth of 7-Eleven with the 25,000th store opening. Additionally, we delivered our 72nd consecutive monthly U.S. same-store merchandise sales increase. For six straight years, we have produced positive monthly sales increases and continue to improve our overall management of product assortment at the store level. Both of these milestones reflect the strength of the 7-Eleven brand."

      7-Eleven grew total gasoline gallons 6.9 percent to 531.8 million gallons for the second quarter of 2003. Total gasoline revenues for the quarter were $831.9 million, compared to $720.8 million in the same quarter a year ago. The
15.4 percent increase in gasoline revenues is primarily due to an

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11-cent increase in gasoline prices year over year, as well as a 4.1 percent increase in per-store gallon sales. The average retail price of gasoline was $1.56 in the second quarter of 2003.

      Gasoline gross profit rose to $92.3 million, a 22.1 percent increase over the second quarter of 2002. Expressed as cents per gallon, the gasoline margin was 17.4 cents in the second quarter of 2003 compared to 15.2 cents in the second quarter of 2002. Declining wholesale costs early in the second quarter of 2003, followed by generally stable retail pricing, contributed to the higher gasoline gross profit.

      "Our active daily monitoring and management of retail gasoline prices produced the strongest cent-per-gallon gross profit in more than five years," said Keyes. "Gasoline continues to be an important convenience product for customers, while contributing to consistent gross profit for 7-Eleven."

      OSG&A expense rose 3.9 percent to $512.0 million in the second quarter of 2003. Expressed as a percent of total revenue, OSG&A was 18.2 percent. The primary drivers of the year-over-year increase were higher occupancy expenses from new store openings, compensation and benefits, and credit card processing fees. Adjusting for an 11-cent per gallon increase in gasoline prices year over year and a $3.4 million pre-tax non-cash gain due to currency conversion, OSG&A for the second quarter of 2003 as a percent of revenue would have been 18.7 percent. This ratio was slightly higher than the prior-year quarter after adjusting for last year's $14.0 million pre-tax non-cash conversion loss.

      As of June 2003, the company had installed approximately 1,000 Vcom units in 7-Eleven stores in 14 states and the District of Columbia. Vcom, which stands for "virtual commerce," is 7-Eleven's proprietary device that offers ATM capabilities and touch-screen convenience to provide customers with financial and other services 24 hours a day. In addition to ATM transactions, Vcom provides customers the ability to cash checks, purchase money orders and wire money. During the second quarter, the company announced expanded features to be added to Vcom through Verizon and e-Money Systems, Inc. Verizon customers can now pay their bills online and order services. e-Money Systems will offer bill payment, giving customers the flexibility to pay multiple bills at their neighborhood 7-Eleven. Vcom has the ability to accept a variety of payment methods including cash, checks, debit cards or credit cards. Beginning this fall, customers will be able to purchase automobile insurance and do selected e-commerce shopping. Early next year, the company plans to test purchases of lottery tickets through Vcom in selected states.

      During the second quarter of 2003, 7-Eleven invested approximately $61.0 million in capital expenditures. The company opened 19 stores in the U.S. and Canada and operated 5,787 stores as of June 30, 2003.

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      The company is reconfirming its guidance for 2003 core earnings per fully diluted share to be in the range of $0.70 to $0.75.

      On July 11, the company redeemed all of its outstanding senior subordinated debentures. The aggregate principal amount of these debentures was $369 million. The company financed these debentures through a previously disclosed note purchase agreement with its affiliate, Seven-Eleven Japan Co., Ltd, at a weighted average rate of approximately 3.4 percent.

Summary of Non-Operating Items:

      During the second quarter of 2003, the company closed 23 stores as part of its strategy to improve the performance of its store base. In accordance with SFAS 144, the company reclassified the after-tax results from the closed stores to Discontinued Operations ($0.9 million net loss). Discontinued Operations for the second quarter of 2002 include the results of stores closed during the quarter as well as results for stores closed during 2002 ($0.7 million net loss). The company also reported an after-tax non-cash currency conversion gain of $2.2 million in the second quarter of 2003, compared to an after-tax non-cash loss of $8.4 million in the corresponding quarter a year ago.

Internet Broadcast of Earnings Conference Call and Replay

      The second quarter 2003 earnings conference call will begin at 9:00 a.m. Eastern Time on Thursday, July 31, 2003. The call will be available by Webcast at www.7-Eleven.com or by telephone at 1-800-540-0559 for domestic callers or 1-785-832-0326 for international callers. The replay of the call will be available for one week, beginning approximately two hours after the call concludes. The call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-888-567-0675 (domestic callers) or 1-402-530-0417 (international callers).

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven(R) stores in the United States and Canada and licenses approximately 19,400 7-Eleven(R) stores in 17 other countries and territories throughout the world. During 2002, 7-Eleven(R) stores worldwide generated total sales of more than $33 billion. Find out more online at www.7-Eleven.com.


This release, and the accompanying discussion on the earnings conference call on July 31, 2003, includes certain statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be

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no assurance  that (i) we have  correctly  measured or identified  all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful.

                                      # # #

Contact Information:

Carole Davidson, CFA
Investor Relations Vice President
(214) 828-7021

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                         7-ELEVEN, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
            (Shares and dollars in thousands, except per-share data)
                                   (UNAUDITED)

                                                                           Three Months                       Year To Date
                                                                           Ended June 30                      Ended June 30
                                                                     ----------------------------      ----------------------------
                                                                         2002            2003             2002             2003
                                                                     -----------      -----------      -----------      -----------
Revenues:
     Merchandise sales                                               $ 1,858,701      $ 1,955,988      $ 3,454,077      $ 3,664,565
     Gasoline sales                                                      720,778          831,925        1,278,559        1,654,944
                                                                     -----------      -----------      -----------      -----------
            Net sales                                                  2,579,479        2,787,913        4,732,636        5,319,509
     Other income                                                         27,997           24,227           54,498           44,993
                                                                     -----------      -----------      -----------      -----------
            Total revenues                                             2,607,476        2,812,140        4,787,134        5,364,502

Costs and expenses:
     Merchandise cost of goods sold                                    1,204,556        1,276,105        2,248,174        2,405,170
     Gasoline cost of goods sold                                         645,229          739,640        1,160,399        1,494,535
                                                                     -----------      -----------      -----------      -----------
            Total cost of goods sold                                   1,849,785        2,015,745        3,408,573        3,899,705
     Franchisee gross profit expense                                     191,832          203,380          353,934          377,791
     Operating, selling, g&a expenses                                    492,618          511,976          937,013          979,336
     Interest expense, net                                                16,355           16,424           32,165           32,795
                                                                     -----------      -----------      -----------      -----------
            Total costs and expenses                                   2,550,590        2,747,525        4,731,685        5,289,627
                                                                     -----------      -----------      -----------      -----------

Earnings from continuing operations before
   income tax and cumulative effect of accounting change                  56,886           64,615           55,449           74,875
Income tax expense                                                        22,754           24,451           22,179           28,453
                                                                     -----------      -----------      -----------      -----------

Earnings from continuing operations before
   cumulative effect of accounting change                                 34,132           40,164           33,270           46,422

Loss on discontinued operations (net of tax benefit
   of $477, $504, $6,871 and $1,337)                                        (716)            (879)         (10,307)          (2,181)

Cumulative effect of accounting change (net of tax
   benefit of $18,759)                                                        --               --          (28,139)              --
                                                                     -----------      -----------      -----------      -----------

Net earnings (loss)                                                  $    33,416      $    39,285      $    (5,176)     $    44,241
                                                                     ===========      ===========      ===========      ===========

Net earnings (loss) per common share:
    Basic
       Earnings from continuing operations before
          cumulative effect of accounting change                     $       .33      $       .38      $       .32      $       .44
       Loss on discontinued operations                                      (.01)            (.01)            (.10)            (.02)
       Cumulative effect of accounting change                                 --               --             (.27)              --
                                                                     -----------      -----------      -----------      -----------
       Net earnings (loss)                                           $       .32      $       .37      $      (.05)     $       .42
                                                                     ===========      ===========      ===========      ===========

    Diluted
       Earnings from continuing operations before
          cumulative effect of accounting change                     $       .30      $       .34      $       .30      $       .41
       Loss on discontinued operations                                      (.01)            (.01)            (.08)            (.02)
       Cumulative effect of accounting change                                 --               --             (.22)              --
                                                                     -----------      -----------      -----------      -----------
       Net earnings                                                  $       .29      $       .33      $       .00      $       .39
                                                                     ===========      ===========      ===========      ===========

Weighted average shares:
     Basic                                                               104,824          104,902          104,821          104,878
     Diluted                                                             125,888          126,648          125,886          126,434

Operating stores at end of period                                                                            5,763            5,787


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                              FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------------------------
                                                              Three Months Ended                         Six Months Ended
                                                       -----------------------------------     -----------------------------------
                                                                                 % or Unit                               % or Unit
($ millions - except per share data)                   06/30/02     06/30/03      Change       06/30/02       06/30/03     Change
----------------------------------------------------------------------------------------------------------------------------------
Earnings
     Core Earnings                                     $   42.5     $   38.0                   $    45.0    $   42.3
     Conversion Gain/(Loss)                                (8.4)         2.2                        (7.7)        2.4
     Infrastructure Consolidation and Other Items            --           --                        (4.1)        1.7
     Discontinued Operations (SFAS No. 144)                (0.7)        (0.9)                      (10.3)       (2.2)
     Cumulative Accounting Change - SFAS No. 143 (1)         --           --                       (28.1)         --
                                                       --------     --------                   ---------    --------
     Net Earnings (Loss) as Reported                   $   33.4     $   39.3                   $    (5.2)   $   44.2

Net earnings per diluted share

     Core Earnings                                     $    .36     $    .32                   $     .40    $    .38
     Conversion Gain/(Loss)                                (.06)         .02                        (.07)        .02
     Infrastructure Consolidation and Other Items            --           --                        (.03)        .01
     Discontinued Operations (SFAS No. 144)                (.01)        (.01)                       (.08)       (.02)
     Cumulative Accounting Change - SFAS No. 143 (1)         --           --                        (.22)         --
                                                       --------     --------                   ---------    --------
     Net Earnings (Loss) as Reported                   $    .29     $    .33                   $     .00    $    .39

     Weighted Average Shares Outstanding
       (basic in 000's)                                 104,824      104,902                     104,821     104,878
     Weighted Average Shares Outstanding
       (diluted in 000's)                               125,888      126,648                     125,886     126,434

EBITDA (2)                                             $  139.9     $  154.8       $14.9       $   204.7    $  251.1        $46.4

Interest Coverage Ratio (3)                                                                         6.76        6.49

Key Data

     Total Revenue                                     $2,607.5     $2,812.1         7.8%      $ 4,787.1    $5,364.5         12.1%

     Merchandise Sales                                  1,858.7      1,956.0         5.2%        3,454.1     3,664.6          6.1%
         U.S. Same-Store Sales Increase                     2.6%         2.3%                        3.1%        3.3%
         Merchandise Gross Profit                      $  654.1     $  679.9       $25.8       $ 1,205.9    $1,259.4        $53.5
         Merchandise GP Margin                            35.19%       34.76%        (43)bp        34.91%      34.37%         (54)bp

     Gasoline Sales                                       720.8        831.9        15.4%        1,278.6     1,654.9         29.4%
        Gasoline Gallons                                  497.6        531.8         6.9%          963.3     1,037.2          7.7%
        Gasoline Gross Profit                              75.6         92.3        22.1%          118.2       160.4         35.8%
        Gasoline CPG                                       15.2         17.4         2.2            12.3        15.5          3.2
        Gasoline GP Margin                                10.48%       11.09%         61bp          9.24%       9.69%          45bp

Average Per Store Day Data Percent Incr/(Decr)

     Merchandise GP Growth per store                        4.7%         2.0%       (2.7)            5.2%        2.4%        (2.8)
     Gasoline Gallons Sold                                  3.5%         4.1%        0.6             3.1%        4.5%         1.4
     Gasoline GP Dollars                                    5.3%        19.0%       13.7            (4.9)%      31.8%        36.7
     Total GP Dollars                                       4.8%         5.7%        0.9             3.1%        8.0%         4.9

Total Stores (end of period)

     U.S. and Canada                                                                               5,763       5,787           24
          Gasoline Stores                                                                          2,435       2,444            9
     Worldwide                                                                                    23,365      25,149        1,784

Balance Sheet Items (end of period)

     Debt                                                                                      $ 1,452.2    $1,437.4
     Convertible Quarterly Income Debt Securities                                                  380.0       380.0
     Stockholders' Equity                                                                          149.6       227.9

(1) Year-to-date 2002 reported net earnings includes the one-time cumulative effect charge of $(28.1) million or $(0.22) per diluted share in connection with the adoption of SFAS No. 143.

(2) EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative accounting changes.

(3) Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ending June 2002 and 2003, respectively.